Lithia Announces Acquisition of Chrysler Jeep Dodge Ram Alpha Fiat Store

MEDFORD, OR -- (Marketwired - December 21, 2015) - Lithia Motors, Inc. (NYSE: LAD) has acquired Barton Chrysler Jeep Dodge Ram Alpha Fiat in Spokane, Washington. The store will be renamed Lithia Chrysler Jeep Dodge Ram Alpha Fiat of Spokane and will add $50 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to expand our operations in the Spokane, Washington area. We have an established presence in the community with our BMW, Chevrolet Cadillac, Mercedes-Benz Sprinter, and Subaru stores. We look forward to furthering our customer relationships in the market as we welcome this store to the Lithia family."

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 136 stores in 14 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com

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http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748